Exhibit 99.1

Terreno Realty Corporation Acquires Buildings in Sunnyvale, CA for $33.7 Million

SAN FRANCISCO, July 5, 2012—Terreno Realty Corporation (NYSE:TRNO) acquired three multi-tenant industrial buildings containing approximately 172,000 square feet located in Sunnyvale, California on July 3, 2012 for a purchase price of approximately $33.7 million.

Two R&D buildings aggregating approximately 101,000 square feet are at 904 East Caribbean Drive and 1339 Moffett Park Drive and one distribution building of approximately 71,000 square feet is at 914-918 East Caribbean Drive, within Silicon Valley’s Moffett Park submarket. The properties are adjacent to Highways 237 and 101 and are 100% leased to two tenants. The estimated stabilized cap rate of the property is 7.1%.

Estimated stabilized cap rates are calculated as annualized cash basis net operating income stabilized to market occupancy (generally 95%) divided by total acquisition cost. Total acquisition cost includes the initial purchase price, the effects of marking assumed debt to market, buyer’s due diligence and closing costs, estimated near-term capital expenditures and leasing costs necessary to achieve stabilization.

Terreno Realty Corporation is an acquirer, owner and operator of industrial real estate located in six major coastal U.S. markets: Los Angeles; Northern New Jersey/New York City; San Francisco Bay Area; Seattle; Miami; and Washington, D.C./Baltimore.

Additional information about Terreno Realty Corporation is available on the company’s web site at www.terreno.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including risks related to our ability to meet our estimated forecasts related to stabilized cap rates and those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our other public filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

W. Blake Baird

Michael A. Coke

415-655-4580